                       MEDICAL DEVICE TECHNOLOGIES, INC.
                        (FORMERLY CYTOPROBE CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)

                                   EXHIBIT 11
                                 LOSS PER SHARE
                    =======================================


         The computation of the loss per share is as follows:

                                      1993          1994          1995
                                  ------------  ------------  ------------
Weighted average number
  of common shares
  outstanding                       1,208,144     3,032,813     6,714,168

Loss from continuing
  operations                      $(1,700,712)  $(2,716,922)  $(3,140,828)
                                  ===========   ===========   ===========

Loss from disposal of oil and
  gas operations                  $   (79,129)  $  (371,374)  $         -
                                  ===========   ===========   ===========

Net loss                          $(1,779,841)  $(3,088,296)  $(3,140,828)
                                  ===========   ===========   ===========



Loss per share from continuing
  operations                      $     (1.40)  $      (.90)  $      (.47)
                                  ===========   ===========   ===========

Loss per share from disposal
  of oil and gas operations       $      (.07)  $      (.12)  $         -
                                  ===========   ===========   ===========

Loss per share                    $     (1.47)  $     (1.02)  $      (.47)
                                  ===========   ===========   ===========